Exhibit (r)(2)

VIVALDI ASSET MANAGEMENT

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics and Insider Trading Policy (the “Code”) establishes the standards of conduct and professionalism expected of the Supervised Persons of Vivaldi Asset Management (“VAM” or the “Firm”). The Code is designed to:

A.	Educate Supervised Persons about the Firm’s expectations regarding the Supervised Person’s conduct and educate Supervised Persons about the laws and principles governing their conduct;

B.	Protect the Firm’s clients;

C.	Instill in Supervised Persons that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of the Firm’s clients at all times;

D.	Protect the interests of clients by deterring misconduct by Supervised Persons of the Firm;

E.	Protect the reputation of the Firm;

F.	Guard against violation of the securities laws; and

G.	Establish procedures for Supervised Persons to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

II.	DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in VAM’s Investor Advisor Compliance Program (the “Program”).

Advisers Act means the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Supervised Persons must provide a copy of their Automatic Investment Plan to the CCO and obtain approval prior to its institution.

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Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act. Under Rule 16a-1(a)(2), beneficial owner means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in any security. Although the list is not exhaustive, a Supervised Person would be the beneficial owner of the following:

A.	Securities held in the Supervised Person’s own name;

B.	Securities held with another in joint tenancy, as tenants in common, as tenants by the entirety or in other joint ownership arrangements;

C.	Securities held by a bank or broker as a nominee or custodian in the Supervised Person’s name or pledged as collateral for a loan; and

D.	Securities owned by a corporation, trust, partnership or other entity, which the Supervised Person controls, either directly or indirectly, or which is under the Supervised Person’s common control.

Business Contacts means other investment advisers and asset managers; brokers and securities salespersons; law firms; accounting firms; suppliers and vendors; and any other individual or organization with whom VAM has or is considering a business or other relationship, including members of the press and trade organizations. For purposes of this Code, multiple individuals employed by the same entity shall be considered a single business contact.

Covered Securities refers to any security that a Supervised Person must report to the CCO and must disclose through the Firm’s compliance software system.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Federal Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, each as amended, as it applies to investment advisers, and any rules adopted by the SEC or the U.S. Department of the Treasury.

Gift includes the giving and receiving of gratuities, merchandise and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners and the like, and may include transportation and lodging costs.

GLBA means the Gramm-Leach-Bliley Act.

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Immediate Family means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, as well as minor children not sharing the same household (e.g., boarding school) or dependents not sharing the same household but over which a Supervised Person maintains beneficial ownership.

Initial Public Offering means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Investment Company Act means the Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder. Securities issued by any private collective investment vehicle, commonly referred to as a hedge fund, are included within this term.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes:

A.	Securities held by a member of a Supervised Person’s Immediate Family. Supervised Person’s may request that a member of his or her Immediate Family be excluded from the reach of the Code by contacting the CCO and demonstrating why it would be appropriate.

B.	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

C.	A person’s right to dividends that are separated or separable from the securities.

D.	A trustee’s pecuniary interest in securities holdings of a trust and any pecuniary interest of any immediate family member of such trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust).

E.	A beneficiary of a trust if:

1.	The beneficiary shares investment control with the trustee (such pecuniary interest being to the extent of the beneficiary’s pro rata interest in the trust); or

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2.	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee.

F.	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.

G.	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the securities.

A shareholder will not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Reportable Security means any security reportable under this Code, and generally will include all securities, but for purposes of this Code will not include:

A.	Direct obligations of the U.S government;

B.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

C.	Shares issued by money market mutual funds;

D.	Shares issued by unaffiliated open-end mutual funds; and

E.	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.

Exchange Traded Funds (“ETFs”) are not treated as reportable securities UNLESS they consist of fewer than fifteen positions.

Restricted List means the list of securities in which trading by Supervised Persons is prohibited, and also includes options or derivatives on such securities.

SEC means the United States Securities and Exchange Commission.

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Securities Act means the Securities Act of 1933, as amended.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, and includes:

A.	Any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;

B.	Any certificate of interest or participation in any profit-sharing agreement;

C.	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;

D.	Any fractional undivided interest in oil, gas or other mineral rights;

E.	Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities;

F.	Any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

G.	In general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person means any partner, officer, director, manager or employee (other than employees with a purely clerical, administrative or support function, as determined by the CCO and notified to such employee in writing in advance), or other person occupying a similar status or performing similar functions for, the Firm, or any other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. For the avoidance of doubt, outside consultants assisting the Firm are not considered Supervised Persons.

III.	STANDARDS OF BUSINESS CONDUCT

VAM seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its clients. The Firm has adopted this Code to further protect its reputation and to ensure compliance with federal securities laws, as well as to meet the fiduciary duty owed to its clients. As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. VAM views its clients’ interests as of paramount importance and believes that its clients’ interests come before the Firm’s personal interests. The Firm also strives to identify and avoid conflicts of interest, however such conflicts may arise. All questions or comments regarding this Code should be directed to the CCO.

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All Supervised Persons must comply with this Code, as well as with all applicable securities laws. Supervised Persons must not, directly or indirectly:

A.	Employ any device, scheme or artifice to defraud a client or prospective client;

B.	Make to a client or prospective client any untrue statement of a material fact or omit to state to a client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;

D.	Knowingly buy or sell a security requiring pre-approval unless the transaction is pre-approved by the CCO or his designee;

E.	Use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of a client or prospective client;

F.	Provide any investment advice (i.e., advice as to the value of securities, or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than a VAM client, under any circumstances, unless such arrangement is disclosed to and approved by the CCO;

G.	Trade mutual fund shares after the close of trading (i.e., participate in “late trading”);

H.	Serve on the board of directors or creditor and investment committee of any organizations other than VAM without the prior written approval of the CCO;

I.	Engage in “market timing” transactions involving mutual fund shares (i.e., attempt to gain short term profits from buying and selling mutual funds to benefit from the difference between the daily closing prices); or

J.	Enter an order or make an investment that anticipates (i.e., front runs) or competes with a fund order or investment.

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IV.	PERSONAL TRADING REQUIREMENTS

Supervised Persons need not obtain pre-approval prior to making a purchase or sale of a security. Supervised Persons should check with the Firm’s Restricted List prior to purchasing or selling a security and are generally forbidden from trading a security that is on the Firm’s Restricted List. In the event a Supervised Person wishes to trade a security listed on the Firm’s Restricted List, the Supervised Person should contact the CCO. Approval to trade a security listed on the Restricted List is rarely granted.

Notwithstanding the foregoing, any Supervised Person’s acquisition of a direct or indirect Beneficial Ownership of any Securities in an Initial Public Offering or a Limited Offering must first be cleared in writing by the CCO. If an employee wishes to engage in such a transaction, he or she must first submit a Trade Pre-Clearance Form to the CCO. The CCO will notify an employee within five (5) business days of any conflict and will advise whether the Supervised Person’s transaction has been cleared. A transaction for the Supervised Person’s account may be disapproved if it is determined by the CCO that the Supervised Persons is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any transaction for any investor, any of the above-described trading restrictions, or this Code of Ethics. The determination that a Supervised Persons may unfairly benefit from, or that an employee transaction may conflict with or appears to be in conflict with any client or investor transaction will be subjective and individualized. Any disapproval of such transaction shall be in writing. A Supervised Person may appeal any such disapproval by written notice to the CCO within two (2) business days after receipt of notice of disapproval. Such appeal shall be resolved promptly by VAM’s outside counsel.

V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS

A.	Initial and Annual Personal Holdings Report

Within 10 days of becoming a Supervised Person, every Supervised Person must submit a list of all brokerage accounts held by him or herself as well as accounts over which he or she maintains a beneficial interest. Each Supervised Person will confirm his or her brokerage accounts annually.

B.	List of Brokerage Accounts; Duplicate Confirmations and Brokerage Account Statements

Supervised Persons should submit a copy of their brokerage account statements directly to the CCO. Any time a Supervised Person opens a new brokerage account, he or she should send confirmation of the account and statements to the CCO. The CCO’s brokerage account statements will be reviewed by the CEO, Mr. Peck.

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C.	Quarterly Attestations

Supervised Persons will submit to the CCO on a quarterly basis an attestation that they have not engaged in insider trading activities during the quarter.

D.	Monitoring of Personal Transactions

The CCO will maintain the Firm’s Restricted List and will review Supervised Person’s account statements on a quarterly basis to make sure that no Supervised Person trades on restricted stock. However, in the event that there are no securities on the Firm’s Restricted List, the CCO will not review Supervised Persons’ brokerage account statements.

E.	Confidentiality of Reporting Under Code of Ethics

The CCO and other designated compliance personnel receiving reports of Supervised Persons’ holdings and transactions under this Code will keep such reports confidential, except to the extent that the CCO and designated compliance personnel are required to disclose the contents of such reports to regulators.

VI.	INSIDER TRADING

A.	Insider Trading Policy Statement

VAM seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Code implements procedures to deter misuse of material nonpublic information in securities transactions. Accordingly, VAM forbids Supervised Persons and members of their immediate family from trading, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is referred to as insider trading, and the policy prohibiting insider trading applies to every Supervised Person and extends to activities within and outside their duties at the Firm.

Trading securities while in possession of material nonpublic information or improperly communicating that information to others may expose a Supervised Person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The SEC can recover profits gained or losses avoided through trading on inside information, they can impose a penalty of up to three times the illicit windfall, and they can issue an order barring a Supervised Person from the securities industry. A Supervised Person may also be sued personally by investors seeking to recover damages for insider trading violations.

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B.	What is Insider Trading?

The term insider trading is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities, whether or not one is an insider, or to the communication of material nonpublic information to others. The law generally prohibits:

1.	Trading by an insider while in possession of material nonpublic information;

2.	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material nonpublic information to others.

C.	Who is an Insider?

The concept of insider is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others: a company’s attorneys; accountants; consultants; bank lending officers; and the employees of such organizations. Sitting on the board of an issuer could cause Supervised Persons to be deemed temporary insiders of the company of the board on which the Supervised Person sits. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

D.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Supervised Persons should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

1.	Earnings information;

2.	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (i.e., the acquisition or loss of a contract);

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3.	Changes in control or in management;

4.	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

5.	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities); and

6.	Bankruptcies or receiverships.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

E.	What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones news wire, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

F.	What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1.	Civil injunctions;

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2.	Treble damages;

3.	Disgorgement of profits;

4.	Jail sentences;

5.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

6.	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the above, violations of VAM’s insider trading policy can also result in internal discipline, including censure, dismissal of the person or persons involved and any other legal action.

G.	Procedures Designed to Detect and Prevent Insider Trading

1.	Identifying Insider Information

Before trading securities, a Supervised Person should ask him or herself the following questions regarding information in his or her possession:

a.	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

b.	What is the nature of the information? Does it involve a tender offer?

c.	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the security if generally disclosed?

d.	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

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If, after consideration of the above, any Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

a.	Report the information and proposed trade immediately to the CCO;

b.	Refrain from any purchase or sale of such security in question on behalf of not only the Supervised Person, but also of others, including family members; and

c.	Do not further communicate the information inside or outside VAM other than to the CCO.

After the CCO has reviewed the issue, the Supervised Person will be instructed to either continue the prohibitions against trading and communication because the CCO has determined that the information is material and nonpublic (in which case the security will be added to the Restricted List), or he or she will be allowed to trade the security and communicate the information.

2.	Restricted Access to Material Nonpublic Information

Information in a Supervised Person’s possession that is identified as material and nonpublic may not be communicated to anyone outside of VAM and should only be communicated within VAM to those personnel who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure. For example, Supervised Persons should adhere to the following procedures:

a.	Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

b.	Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in VAM’s offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

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c.	Document control procedures, such as numbering counterparts and recording their distribution, and shredding papers containing material nonpublic information should be used where appropriate.

d.	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation or in any other situation where such conversations may be overheard.

3.	Rumor Control

VAM strictly prohibits the use or misuse of false rumors. Supervised Persons should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities related rumors.

4.	Restricted List

VAM will maintain a Restricted List. The Restricted List includes securities about which the Firm or its Supervised Persons may have material nonpublic information and any options or derivatives on such securities. Supervised Persons should review the Firm’s Restricted List prior to entering any buy or sell of public securities. The securities of any company included on the Restricted List generally may not be purchased or sold by any Supervised Person. A Supervised Person wishing to trade a security on the Restricted List should contact the CCO. However, trading approval from the CCO is rare in situations when a security has been placed on the Restricted List.

ETF’s are not included in VAM’s trading policy because of the inability of a Supervised Person to make a profit or move the market by trading in these vehicles, even assuming the possession of material nonpublic information.

VII.	POLICY ON GIFTS AND ENTERTAINING

A.	General Policy

Supervised Persons should be sensitive to potential conflicts of interests when giving or receiving gifts or in entertaining business clients. Supervised Persons and members of their immediate families should not accept from, nor give to, an individual or organization with whom the Firm has a current or potential business relationship gifts, gratuities or other items of value which might in any way create a conflict of interest, violate applicable laws or which would be likely to influence decisions made by Supervised Persons in business transactions involving the Firm.

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Occasional dinners, sporting events, concerts, or customary entertainment events and other activities which are part of a business relationship are permissible, provided that the value of the item is consistent with customary business entertainment and not likely to raise a conflict of interest, violate applicable law or which would be likely to influence decisions made by a Supervised Person with respect to VAM’s business. Further, personal relationships with Business Contacts may lead to gifts and entertainment that are offered on a friendship basis and are perfectly proper.

B.	Giving and Accepting Gifts

Supervised Persons should use good judgment to avoid any gifts that place the Firm in a difficult, embarrassing or conflict situation. Supervised Persons may give gifts to and receive gifts from Business Contacts, provided that the aggregate value of the gifts is not excessive, as determined by the CCO. Supervised Persons should notify the CCO once the aggregate value of gifts given or received in a calendar year reaches $500. Only gifts that are not part of a normal business relationship and that are in excess of $250 need to be approved by the CCO prior to giving, and reported to the CCO after receipt. Gifts that are of nominal value (i.e., under $250) do not need to be reported, nor do gifts that are a normal part of a business relationship. However, as noted above, if a Supervised Person gives or receives gifts in the aggregate of $500 per calendar year, the Supervised Person should notify the CCO. Supervised Persons should not accept tickets, cash, cash equivalents or other gifts from a Business Contact that occur on a regular or on-going basis. Any questions about the propriety of giving or accepting a gift should be directed to the CCO.

C.	Entertainment

Business entertainment includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, including entertainment offered in connection with an educational event or business conference. Incidental transportation offered in connection with business entertainment may also be considered business entertainment. Any questions about the propriety of business entertainment should be directed to the CCO.

VIII.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all Supervised Persons with a copy of this Code and with any amendments. Each Supervised Person must provide the CCO with a written acknowledgement of his or her receipt of the Code and any amendments. Each Supervised Person must report violations of this Code promptly to the CCO if he or she has any reason to believe she or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Program). It is a fundamental business priority of VAM that VAM personnel cooperate in ensuring not only literal compliance with all required policies and procedures but also in fostering a comprehensive “culture of compliance.”

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In order to promote the reporting of violations, this may be done anonymously through depositing a written description of the incident in question to the CCO or by mailing such description to the CCO. No VAM personnel will be penalized in any respect for reporting a violation or suspected violation even if no violation in fact has occurred.

Additionally, in order to detect possible insider trading violations, the CCO will regularly review reports comparing the Firm’s Restricted List against trading by Supervised Persons in their personal brokerage accounts.

The CCO may, under circumstances that he deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code that are not expressly mandated under the federal securities laws.

IX.	CODE VIOLATIONS AND SANCTIONS

Strict compliance with the rules in this Code is required. Supervised Persons should seek advice from the CCO whenever uncertainty exists about their obligations under this Code.

Supervised Persons should report any violation or suspected violation of this Code promptly to the CCO. Any violation or suspected violation involving the CCO should be brought to the attention of Mr. Peck. The CCO will inquire on an annual basis whether a Supervised Person has reason to believe that another Supervised Person or employee is in material breach of the Firm’s Policies and Procedures. No Supervised Person who makes a good faith report or who cooperates in good faith with the Firm’s investigation shall be subject to retaliation, including harassment or any adverse consequences, as a result of making a report. Supervised Persons should also inform the CCO upon receipt of any regulatory requests for information as part of an investigation or an inquiry. The CCO will investigate all reported violations or potential violations and make a recommendation as to his findings.

Sanctions for violations of this Code may include, but are not limited to: a letter of censure or suspension; a verbal warning or censure; disgorgement; and/or termination of employment. Violations of this Code could also result in criminal penalties, civil liabilities, or both.

X.	RECORDKEEPING AND REVIEW

The Firm will retain records relevant to this Code for a period of five years following the end of the fiscal year during which the last entry was made on such record, the most recent two years on-site. In particular, the CCO will maintain the following records:

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A.	A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years;

B.	Records of violations of the Code, if any, including records of the actions taken subsequent to such violations;

C.	Signed acknowledgements from each person who is currently, or was at some point during the past five years, subject to the Code. This acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code;

D.	A record of the names of all persons who were Supervised Persons at any time within the past five years;

E.	A record of each transaction and holding report made by a Supervised Person, and, if applicable, all brokerage account statements received by the Firm for a Supervised Person; and

F.	A log of all political contributions.

The CCO will review this Code and its operation annually, and may make any amendments as a result of that review. The CCO also may make material amendments to the Code at any time during the calendar year. Any amendments or modifications to the Code will be promptly distributed or otherwise communicated to all Supervised Persons.

XI.	CONFLICTS OF INTEREST

Every employee shall notify the CCO of any business, family, or personal relationship or dealing with a client, service provider, or any other person that may present the employee or the Firm with an actual or potential material conflict of interest. The CCO will maintain records of any conflicts of interest reported by employees or that are otherwise applicable to the Firm as determined by Firm management. The CCO periodically may require all employees, or certain employees, to provide updated information regarding their personal conflicts of interest.

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